EXHIBIT 99.1

FOR IMMEDIATE RELEASE	CONTACT: SANDY PFAFF
April 20, 2009	415-633-3224
spaff@peppercom.com

BANK OF MARIN BANCORP ANNOUNCES HEALTHY
FIRST QUARTER EARNINGS
BANK CONTINUES STEADY GROWTH WITH FOCUS ON SUPPORTING LOCAL ECONOMY

Novato, CA--- Bank of Marin Bancorp (Nasdaq: BMRC) President and CEO Russell A. Colombo announced first quarter 2009 earnings for Bank of Marin Bancorp (“Bancorp”) of $3.2 million, compared to $3.3 million in the first quarter of 2008 and $2.8 million in the fourth quarter of 2008.

 “The Bank continues to produce strong results despite the challenging economic climate,” said Russell A. Colombo, President and Chief Executive Officer. “Excluding non-recurring items, earnings are up and both loans and deposits experienced healthy growth. The success of community banks like Bank of Marin contributes to the recovery of our local economy and is vital to the overall health of our financial system.”

Loans totaled $921.6 million at March 31, 2009, which represents an increase of $152.0 million, or 19.8%, over the first quarter of 2008.  The mix of loans reflects an increase in the percentage of home equity lines of credit, as well as a slight increase in the percentage of commercial loans and a slight decrease in commercial real estate loans in line with the Bank’s strategic plan to diversify loan concentrations. In the first quarter of 2009 and 2008, the Bank’s loan loss provision totaled $1.2 million and $0.6 million, respectively. The allowance for loan losses as a percentage of loans totaled 1.12% at March 31, 2009 compared to 1.07% a year ago. The increase in the loan loss reserve reflects strong loan growth and an increased factor for economic uncertainty.

Non-accrual loans totaled $7.4 million, or 0.8%, of the Bank’s loan portfolio at March 31, 2009, compared to $6.7 million, or 0.8%, at December 31, 2008, and a nominal amount a year ago.  Loans past due 30 to 89 days totaled $11.7 million at March 31, 2009, 84% of which are less than 60 days past due.  “We do not deem most of these loans to be potential problem credits,” said Colombo. “We expect renewals or extensions in the normal course of business to return over 90% of the 30-to-89-day-past-due loans to current status.“

Deposits totaled $859.4 million at March 31, 2009, which represents an increase of 13.1% over March 31, 2008.  “We are pleased with the growth in deposits because it reflects the confidence our customers place in us,” said Colombo, “and we will continue to operate in a manner that positions Bank of Marin as a strong and stable institution in any economic climate.” Late in the first quarter of 2008, the Bank began to offer a new deposit product, CDARS®, short for Certificate of Deposit Account Registry Service, a network through which the Bank offers Federal Deposit Insurance Corporation insurance coverage in excess of the $250 thousand regulatory maximum by placing deposits in multiple banks participating in the network.  CDARS® reciprocal deposits totaled $50.6 million at March 31, 2009.

Bancorp’s total risk-based capital totaled 11.3% at March 31, 2009 after repayment of the TARP capital. The first quarter 2009 efficiency ratio of 53.81% improved eight basis points from the same quarter last year.  “Our capital levels exceed regulatory well-capitalized standards, which positions us to weather this economic storm,” said Christina Cook, Chief Financial Officer. “Strong capital levels and efficient operations are priorities of Management.”

Diluted earnings per common share in the first quarter of 2009 were $0.37, compared to $0.63 in the first quarter of 2008. The 2009 first-quarter earnings per common share were reduced by $0.25 as a result of the non-recurring accelerated accretion of the redemption premium resulting from our early repurchase of the preferred stock that had been issued to the U.S. Department of the Treasury (the “Treasury”) under the voluntary Capital Purchase Program (“CPP”)  discussed below, and dividends on the preferred stock. In accordance with accounting guidance, upon repurchase of preferred stock, the excess of the repurchase price and the carrying amount of the preferred stock should be subtracted from net earnings to arrive at net earnings available to common stockholders in the calculation of earnings per share.  Further, the first-quarter 2008 net income includes a pre-tax non-recurring gain of $457 thousand related to the mandatory redemption of a portion of the Bank's shares in Visa Inc. and the reversal of a pre-tax charge of $242 thousand that was originally recorded in the fourth quarter of 2007, for the potential obligation to Visa Inc. in connection with certain litigation indemnifications provided to Visa Inc. by Visa member banks.  Therefore, first quarter 2008 diluted earnings per share were positively impacted by $0.09 as a result of these non-recurring items.

In March 2009, Bancorp repurchased all 28,000 shares of preferred stock issued on December 5, 2008 as part of the CPP.  A total of $28.2 million was paid to the Treasury, including accrued dividends of $179 thousand. The CPP was established by the Treasury pursuant to the Troubled Asset Relief Program (“TARP”).  Warrants that were issued to the Treasury as part of TARP to purchase 154,242 shares of common stock at a per share exercise price of $27.23 remain outstanding.

Net interest income of $12.8 million in the quarter ended March 31, 2009 increased $1.5 million, or 13.4%, from the same period last year, reflecting growth in interest earning assets and a decline in the cost of funds, partially offset by lower loan yields in a declining rate environment. The tax-equivalent net interest margin was 5.15% in the first quarter of 2009 compared to 5.41% in the first quarter of 2008, and 5.36% for the fourth quarter of 2008.

Non-interest income totaled $1.2 million in the first quarter of 2009.  Excluding a $457 thousand pre-tax non-recurring gain on the sale of Visa Inc. shares in the first quarter of 2008, non-interest income is essentially unchanged between the two periods.

Non-interest expense totaled $7.6 million in the first quarter of 2009.  Excluding the first quarter 2008 reversal of the $242 thousand Visa Inc. litigation liability initially recorded in the fourth quarter of 2007, non-interest expense increased $314 thousand, or 4.3%, from the same period a year ago. The increase reflected higher personnel costs associated with branch expansion, higher FDIC premiums related to increased deposits levels and significantly higher FDIC premium assessments, increased legal fees in connection with our participation and termination in the CPP program, as well as legal fees associated with non-accrual loans, partially offset by lower information technology costs.

About Bank of Marin Bancorp

Bancorp's assets currently exceed $1 billion.  Bank of Marin, as the sole subsidiary of Bancorp, operates twelve branch offices in California and a commercial loan production office in San Francisco. The Bank's Administrative offices are located in Novato, California and its Wealth Management Services are located in Corte Madera, Novato and Petaluma, California. Bank of Marin has received a superior five-star rating from Bauer Financial for 39 consecutive quarters, and has been named to the Bauer Financial recommended list for 68 quarters (www.bauerfinancial.com). The Bank has also received the distinction of being rated number 19 out of 317 California banks by The Street as of December 31, 2008, and was awarded one of the "Best Places to Work in the Bay Area" by the San Francisco Business Times. For more information, visit Bank of Marin at www.bankofmarin.com.

Forward Looking Statements

This release may contain certain forward-looking statements that are based on management’s current expectations regarding economic, legislative, and regulatory issues that may impact Bancorp’s earnings in future periods. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words “believe,” “expect,” “intend,” “estimate” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Factors that could cause future results to vary materially from current management expectations include, but are not limited to, general economic conditions, the current financial turmoil in the United States and abroad, changes in interest rates, deposit flows, real estate values, and competition; changes in accounting principles, policies or guidelines; changes in legislation or regulation; and other economic, competitive, governmental, regulatory and technological factors affecting Bancorp’s operations, pricing, products and services. These and other important factors are detailed in various securities law filings made periodically by Bancorp or the Bank, copies of which are available from Bancorp without charge. Bancorp undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

BANK OF MARIN BANCORP
FINANCIAL HIGHLIGHTS
Year To Year Comparison
March 31, 2009

FIRST QUARTER	QTR 2009	QTR 2008	CHANGE	% CHANGE

NET INCOME	$3,229,000	$3,276,000	$(47,000)	(1.4%)

DILUTED EARNINGS PER COMMON SHARE	$0.37	$0.63	$(0.26)	(41.3%)

RETURN ON AVERAGE ASSETS (ROA)	1.23%	1.48%	(0.25%)	(16.9%)

RETURN ON AVERAGE EQUITY (ROE)	10.28%	14.63%	(4.36%)	(29.8%)

RETURN ON AVERAGE COMMON EQUITY	7.77%	14.63%	(6.86%)	(46.9%)

EFFICIENCY RATIO	53.81%	53.89%	(0.08%)	(0.1%)

TAX-EQUIVALENT NET INTEREST MARGIN	5.15%	5.41%	(0.26%)	(4.8%)

AT PERIOD END	Mar 31 2009	Mar 31 2008	CHANGE	% CHANGE

TOTAL ASSETS	$1,074,828,000	$919,839,000	$154,989,000	16.8%

TOTAL DEPOSITS	$859,449,000	$760,162,000	$99,287,000	13.1%

TOTAL LOANS	$921,559,000	$769,530,000	$152,029,000	19.8%

TOTAL NONPERFORMING LOANS	$7,419,000	$244,000	$7,175,000	2940.6%

TOTAL ACCRUING LOANS 30-89 DAYS PAST DUE	$11,665,000	$1,006,000	$10,659,000	1059.5%

LOAN LOSS RESERVE TO LOANS	1.12%	1.07%	0.05%	4.7%

LOAN LOSS RESERVE TO NON-PERFORMING LOANS	1.4x	33.6x	(32.2)x	(95.8%)

STOCKHOLDERS' EQUITY	$100,287,000	$90,713,000	$9,574,000	10.6%

BOOK VALUE PER SHARE	$19.46	$17.68	$1.78	10.1%

TOTAL CAPITAL TO ASSETS	9.33%	9.86%	(0.53%)	(5.4%)

TOTAL RISK BASED CAPITAL RATIO-BANK*	11.1%	11.4%	(0.30%)	(2.6%)

TOTAL RISK BASED CAPITAL RATIO-BANCORP*	11.3%	11.9%	(0.60%)	(5.0%)

*Current period estimated

BANK OF MARIN BANCORP
CONSOLIDATED STATEMENT OF CONDITION
at March 31, 2009, December 31, 2008 and March 31, 2008

(in thousands, except share data; March 31, 2009 and March 31, 2008 unaudited)	March 31, 2009	December 31, 2008	March 31, 2008

Assets
Cash and due from banks	$19,587	$24,926	$28,328

Investment securities
Held to maturity, at amortized cost	26,978	23,558	20,297
Available for sale (at fair market value; amortized cost $75,127, $79,284 and $73,747 March 31, 2009, December 31, 2008 and March 31, 2008, respectively)	76,369	79,952	74,118
Total investment securities	103,347	103,510	94,415

Loans, net of allowance for loan losses of $10,289, $9,950 and $8,199 at March 31, 2009, December 31, 2008 and March 31, 2008, respectively	911,270	880,594	761,331
Bank premises and equipment, net	8,032	8,292	7,887
Interest receivable and other assets	32,592	32,235	27,878

Total assets	$1,074,828	$1,049,557	$919,839

Liabilities and Stockholders' Equity

Liabilities
Deposits
Non-interest bearing	$218,455	$201,363	$204,875
Interest bearing
Transaction accounts	89,873	82,223	76,461
Savings and money market	405,370	440,496	396,463
CDARS® reciprocal time	50,589	42,892	---
Other time	95,162	85,316	82,363
Total deposits	859,449	852,290	760,162

Federal funds purchased and Federal Home Loan Bank borrowings	99,100	56,800	55,300
Subordinated debenture	5,000	5,000	5,000
Interest payable and other liabilities	10,992	9,921	8,664

Total liabilities	974,541	924,011	829,126

Stockholders' Equity
Preferred stock, no par value, $1,000 per share liquidation preference Authorized - 5,000,000 shares; Issued and outstanding - none, 28,000 shares and none at March 31, 2009, December 31, 2008 and March 31, 2008, respectively	---	27,055	---
Common stock, no par value Authorized - 15,000,000 shares Issued and outstanding - 5,154,430 shares, 5,146,798 shares and 5,131,546 shares at March 31, 2009, December 31, 2008 and March 31, 2008, respectively	52,221	51,965	50,959
Retained earnings	47,346	46,138	39,539
Accumulated other comprehensive income, net	720	388	215

Total stockholders' equity	100,287	125,546	90,713

Total liabilities and stockholders' equity	$1,074,828	$1,049,557	$919,839

BANK OF MARIN BANCORP
CONSOLIDATED STATEMENT OF OPERATIONS
for the three months ended March 31, 2009, December 31, 2008 and March 31, 2008

(in thousands, except per share amounts; unaudited)	March 31, 2009	December 31, 2008	March 31, 2008

Interest income
Interest and fees on loans	$13,462	$13,930	$13,312
Interest on investment securities
Securities of U.S. Government agencies	868	914	867
Obligations of state and political subdivisions (tax exempt)	246	204	161
Corporate debt securities and other	1	15	89
Interest on Federal funds sold	---	---	112
Total interest income	14,577	15,063	14,541

Interest expense
Interest on interest bearing transaction accounts	24	67	88
Interest on savings and money market deposits	790	1,303	2,191
Interest on CDARS® reciprocal time deposits	181	145	---
Interest on other time deposits	413	504	751
Interest on borrowed funds	361	195	221
Total interest expense	1,769	2,214	3,251

Net interest income	12,808	12,849	11,290
Provision for loan losses	1,185	2,200	615
Net interest income after provision for loan losses	11,623	10,649	10,675

Non-interest income
Service charges on deposit accounts	435	401	406
Wealth Management Services	316	316	336
Net gain on redemption of shares in Visa, Inc.	---	---	457
Other income	486	464	503
Total non-interest income	1,237	1,181	1,702

Non-interest expense
Salaries and related benefits	4,346	3,725	4,158
Occupancy and equipment	777	839	768
Depreciation and amortization	350	344	318
Data processing	381	470	445
Professional services	423	439	406
Other expense	1,280	1,277	906
Total non-interest expense	7,557	7,094	7,001
Income before provision for income taxes	5,303	4,736	5,376

Provision for income taxes	2,074	1,943	2,100
Net income	$3,229	$2,793	$3,276

Preferred stock dividends and accretion	$(1,299)	$(113)	---
Net income available to common stockholders	$1,930	$2,680	$3,276

Net income per common share:
Basic	$0.38	$0.52	$0.64
Diluted	$0.37	$0.52	$0.63

Weighted average shares used to compute net income per common share:
Basic	5,146	5,137	5,136
Diluted	5,184	5,200	5,238

Dividends declared per common share	$0.14	$0.14	$0.14